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Wachovia Bank of Georgia, N.A.                                   [WACHOVIA LOGO]
Northwest Georgia Division
Post Office Box 1088
Dalton, Georgia 30722-1088




                                 October 21,1996







Mr. Michael A. Richardson
President
American Consumers, Inc.
P.O. Box 2328
Ft. Oglethorpe, Ga.

Dear Mike,

Wachovia Bank of Georgia, N.A. ("Bank"), is pleased to make available to American Consumers, Inc. (the "Borrower") an Eight Hundred Thousand Dollar ($800,000) line of credit. This revolving line of credit will become effective upon your acceptance of this commitment letter, your return of the executed copy of same to the Bank along with any required deposit or fees, and, subject to the conditions set forth herein and the satisfaction and compliance with all terms and conditions herein and in any other instrument, agreement or document and a closing of the transaction in a manner satisfactory to the Bank. "Closing", "close", or "Closed", as used herein shall mean the execution, recordation where necessary, and delivery to the Bank of all documentation required by this commitment letter. After closing, this line of credit will expire on October 1, 1997 (or on demand, whichever is earlier). This line of credit commitment is subject to the maintenance by Borrower of a condition satisfactory to the Bank and the following terms and conditions. As used herein, the term "loan" shall include loan, line of credit, advance, drawing, debit, liability, and any other obligation of Borrower to the Bank arising out of this commitment.

     1. INTEREST RATE. The rate of interest is the Bank's Prime Rate, presently 8.25%, subject to change by the Bank from time to time. The rate of interest shall be calculated on the basis of a 360 day year for the actual number of days in each interest period. Interest shall be due and payable monthly in arrears commencing on November 1,1996. As used herein, the "Prime Rate" refers to that interest rate so denominated and set by the Bank from time to time as an interest rate basis for

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borrowings.  The Prime Rate is one of several interest rate bases used by the
Bank.  The Bank lends at interest rates above and below the Prime Rate.

     3. USE OF PROCEEDS. The line of credit will be used by Borrower for general short term working capital purposes.

     4. PRINCIPAL REPAYMENT. The principal of the line of credit will be payable on demand and if no demand is made then on October 1, 1997 and shall be paid down to at least S300,000.00 for 30 consecutive days during the term of this commitment.

     5. COLLATERAL. The commitment will be secured by a Wachovia Bank of Ga. certificate of deposit in a minimum amount of S300,000.

     6. LOAN DOCUMENTS. At or prior to closing Borrower shall furnish to Bank such loan documents as the Bank shall deem necessary for its protection. Such documents shall be duly executed and delivered by your company and all applicable other parties. All loan documents as well as all questions relating to the validity shall be determined by and shall be satisfactory to the Bank and the Bank's counsel. The loan documents which will be in a form satisfactory to Bank will include, standard corporation documents, evidence of corporate authority for execution and delivery of all loan documents, promissory note, and warranties and other documents which the Bank deems necessary in order to document the loan and assure compliance with the terms hereof. Loan advances, payments and investments shall be governed by the Wachovia Financial Management Account Investment/Line of Credit Agreements previously executed in conjunction with this commitment.

     7. CROSS-DEFAULT. In addition to any other defaults normally specified in the Bank's loan documents, Borrower agrees that a default under this Loan will also cause a default under any other loan or obligation of the Borrower and that a default under any other loan or obligation of the Borrower to the Bank will cause a default under this Loan.

     8. FINANCIAL INFORMATION. So long as the commitment is available or any obligation is outstanding to Bank, Borrower will furnish to Bank quarterly (within 60 days after the end of each calendar quarter) a balance sheet and income statement, certified as to their authenticity by your Company's Chief Financial Officer, and an annual audit (within 90 days after the end of each fiscal year) certified without material qualification by a certified public accounting firm acceptable to the Bank and prepared in accordance with generally accepted accounting

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principles and practices applied consistently throughout the period and prior periods.

     9. COSTS. Borrower agrees to pay all of the costs, expenses, and fees incurred in connection with the negotiation, preparation for, and closing of the loan herein committed, whether or not the committed loan is closed.

     10. SURVIVAL. This commitment and all terms and provisions hereof shall survive the closing and shall not be merged into any of the loan documents.

     13. NON-ASSIGNABILITY. This commitment is not assignable and no party other than Borrower is entitled to rely on this commitment

     14. CONSEQUENTIAL DAMAGES. In no event shall either Borrower or the Bank be liable to the other for indirect special, or consequential damages, including the loss of anticipated profits which may arise out of or are in any way connected with the issuance of this commitment.

     15. MODIFICATIONS. No condition or other term of this commitment may be waived or modified except by a writing signed by Borrower and the Bank. This requirement of a writing to waive or modify provisions of this commitment cannot itself be waived or otherwise negated by any agreement or other conduct of the parties, express or implied, other than by a writing to that effect signed by both parties.

     16. TERMINATION OF COMMITMENT. Bank may terminate this commitment prior to the closing of the transactions contemplated hereby by notice in writing to Borrower, in the event that: (a) Borrower shall fail or refuse to comply in a timely manner with any of the terms, provisions or conditions of this commitment; (b) Bank determines in its sole discretion that a material adverse change has occurred in the financial condition of Borrower or any Guarantor, (c) any of the information, data, representations, exhibits and other materials submitted to Bank by Borrower or any Guarantor shall contain any inaccuracy or misrepresentation or shall omit to set forth any information that is material to the completeness and accuracy of such information, data, representations, exhibits and other materials or to the Bank's decision to issue this commitment;
(d) any default by Borrower or any Guarantor under any obligation to Bank or any third party shall occur or exist. Upon giving of such notice by Bank, the obligations and liabilities of the Bank under this commitment shall cease and terminate.

     17. APPLICABLE LAW. This commitment shall be interpreted, construed, enforced, and governed by the laws of the State of Georgia.

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Upon return by Borrower to the Bank of a fully-executed copy of this commitment by November 1, 1996, this commitment will be considered accepted and will constitute an agreement obligating the Bank to make and Borrower to accept the loan subject to compliance with and satisfaction of the terms and conditions set forth above and in the other loan documents. If the executed copy is not received by the Bank by the date noted above, this commitment shall be considered null and void. If this commitment is accepted by Borrower, it must be closed by November 1,1996 or it will be considered null and void.

Very truly yours,

/s/ J. Michael Young

J. Michael Young
Vice President

Accepted this 22nd day
of October, 1996

American Consumers, Inc.


By:  /s/ Michael A. Richardson     Attest:  /s/ Reba Southern
    ---------------------------            --------------------
     Title:President                    Title:Secretary